Exhibit 10.29

Sublease Agreement

This Commercial Sublease (this “Sublease”) is made effective as of March 12, 2019, by and between StartUptown dba Avenu (“Tenant”), and NeuBase Therapeutics Inc. (“Subtenant”). Tenant has previously entered into a lease agreement with Carnegie Mellon University (“Landlord”) dated March 12, 2019 (the “Prime Lease”), a copy of which is attached as an exhibit to this Sublease. Tenant now desires to sublet the leased property to Subtenant and Subtenant desires to sublet the leased property from Tenant. Therefore, the parties agree as follows:

PREMISES. Tenant, in consideration of the sublease payments provided in this Agreement, sublets to Subtenant 880 rentable square feet, identified as such laboratory and office space listed in Exhibit A attached hereto, located on the third floor of 700 Technology Drive, Pittsburgh, Pennsylvania 15219 (the “Premises”) and known as Landlord’s Pittsburgh, Pennsylvania, university campus as the Pittsburgh Technology Center.

TERM AND POSSESSION. Subtenant will sublease the Premises for a term commencing on April 1, 2019 (the “Commencement Date”) and ending one (1) year from the Commencement Date (the “Initial Sublease Term”), or at Subtenant’s one-time option, for an additional period of up to six (6) successive months following the completion of the Initial Sublease Term (the “Extended Sublease Term”), provided that Subtenant has given Tenant written notice of its intention to exercise such option at least three (3) months prior to the end of the Initial Sublease Term and, if the said written notice has been provided by Subtenant in accordance with the foregoing.

SUBLEASE PAYMENTS. Subtenant shall pay to Tenant sublease payments of 2,531.73 per month, payable in advance on the first day of each month, for a total sublease payment of 30,380.76. Sublease payments shall be made to Tenant at c/o InnovatePGH, 3710 Forbes Avenue, 2nd Floor, Pittsburgh, Pennsylvania 15213, which may be changed from time to time by Tenant.

Subtenant shall pay for all utilities used or consumed at the Demised Premises during the term of this Agreement as currently obligated by the Tenant under the Prime Lease. The utilities shall be paid directly to the utility company if separately metered; otherwise, the utilities shall be prorated by Tenant in a fair and equitable manner as mutually agreed to by Tenant and Subtenant and be billed to Subtenant at the same rates as billed to Tenant by the utility company for payment to Tenant. The bills shall be due and payable within ten days of receipt.

DEFAULTS. Subtenant shall be in default of this Sublease if Subtenant fails to fulfill any lease obligation or term by which Subtenant is bound. Subject to any governing provisions of law to the contrary, if Subtenant fails to cure any financial obligation within 5 days (or any other obligation within 10 days) after written notice of such default is provided by Landlord to Subtenant, Landlord may take possession of the Premises without further notice (to the extent permitted by law), and without prejudicing Landlord’s rights to damages. In the alternative, Landlord may elect to cure any default and the cost of such action shall be added to Subtenant’s financial obligations under this Sublease. Subtenant shall pay all costs, damages, and expenses (including reasonable attorney fees and expenses) suffered by Landlord by reason of Subtenant’s defaults. All sums of money or charges required to be paid by Subtenant under this Sublease shall be additional rent, whether or not such sums or charges are designated as “additional rent”. The rights provided by this paragraph are cumulative in nature and are in addition to any other rights afforded by law.

SECURITY DEPOSIT. At the time of the signing of this Sublease, Subtenant shall pay to Landlord, in trust, a security deposit of 2,531.73 to be held and disbursed for Subtenant damages to the Premises or other defaults under this Sublease (if any) as provided by law.

CUMULATIVE RIGHTS. The rights of the parties under this Sublease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

NON-SUFFICIENT FUNDS. Subtenant shall be charged $35.00 for each check that is returned to Landlord for lack of sufficient funds.

INSURANCE. Subtenant shall procure and maintain during the term, at its own expense, the following types of insurance with limits of liability shown below with insurance carriers that have an A.M. Best rating of at least an “A-” or similar rating and that are acceptable to Landlord and Tenant:

(i) Commercial General Liability— But not limited to, products, contractual, completed operations, personal injury, and medical payments;	$2,000,000 General Aggregate $2,000,000 Products-Completed/Operations $2,000,000 Personal & Adv. Inj. $2,000,000 Each Occurrence $100,000 Fire Damage Limit $10,000 Medical Expense
(ii) Automobile Liability, including for all owned, hired car and non-owned autos;	$1,000,000 Per Accident
(iii) Workers’ Compensation	Statutory
and Employer’s Liability	$1,000,000 Each Accident $1,000,000 Disease–Policy Limit $1,000,000 Disease–Each Employee
(iv) Excess/Umbrella Liability	$4,000,000 Occurrence/Aggregate

Subtenant agrees to name Tenant and Landlord as an additional insured on policies listed above as items (i), (ii) and (iv). If Subtenant fails to maintain such insurance as described above, Landlord or Tenant shall have the right, but not the obligation, to purchase such insurance at Subtenant’s expense.

Subtenant agrees to apply its insurance or self-insurance on a “primary” basis with respect to any and all insurance coverages that Landlord may have.

Subtenant shall send/fax to Landlord and Tenant one (1) current Certificate of Insurance, appropriately identified with the address of the Building and Premises in connection with the execution of this Lease to the address set forth below, and thereafter, upon renewal of the required insurance policies.

WAIVER OF RIGHTS. Each of Tenant and Subtenant agrees to, and does hereby, waive all rights of recovery and causes of action against the other, their respective agents and employees, and all persons claiming through or under the other, relating to loss of business, business interruption or loss of rentals resulting from any damage or destruction to the Demised Premises or any of Subtenant’s property contained therein, notwithstanding that any such damage or destruction may be due to the negligence of Tenant or Subtenant, their respective agents or employees. Tenant and Subtenant also waive all rights of recovery and causes of action against Lessor for loss of business, business interruption or loss of rentals, resulting from any such damage or destruction, notwithstanding that such damage or destruction may be due to the negligence of Tenant or Subtenant, their respective agents and employees.

NOTICE. Notices under this Sublease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows to every interested party:

TENANT:

StartUptown dba Avenu
544 Miltenberger Street
Pittsburgh, Pennsylvania 15219

SUBTENANT:

NeuBase Therapeutics Inc.
213 Smithfield Street
Pittsburgh, Pennsylvania 15222

LANDLORD:

Carnegie Mellon University
5000 Forbes Avenue
Pittsburgh, Pennsylvania 15213

Such addresses may be changed from time to time by any party by providing notice to the other interested parties as described above.

GOVERNING LAW. This Sublease shall be construed in accordance with the laws of the Commonwealth of Pennsylvania.

LANDLORD’S CONSENT. The Prime Lease requires the prior written consent of Landlord to any subletting of the Premises.

INCORPORATION OF PRIME LEASE. This Sublease is subject to all of the terms of the Prime Lease with the same force and effect as if each provision of the Prime Lease were included in this Sublease, except as otherwise provided in this Sublease. All of the obligations and rights of Tenant under the Prime Lease shall be binding upon Subtenant. All of the obligations of Landlord under the Prime Lease shall inure to the benefit of Subtenant. It is the intent of the parties that, except as otherwise provided in this Sublease, the relationship between Tenant and Subtenant shall be governed by the various provisions of the Prime Lease as if those provisions were included in this Sublease in full, except that the terms “Landlord,” “Tenant” and “Lease” as used in the Prime Lease, shall instead refer to, respectively, “Tenant,” “Subtenant” and “Sublease.” The Subtenant herein executes this Sublease with the express acknowledgement that Subtenant has read, reviewed, understands and agrees to comply with all obligations, rights, limitation and responsibilities contained in the Prime Lease.

TENANT

/s/ Sean C. Luther
StartUptown dba Avenu
by: Sean C. Luther
Executive Director

SUBTENANT

/s/ Dr. Dietrich Stephan
NeuBase Therapeutics Inc.
by: Dr. Dietrich Stephan

EXHIBIT A

DESCRIPTION OF PREMISES

Certain suites located on the 3rd floor the Pittsburgh Technology Center, 700 Technology Drive, Pittsburgh, PA 15213, designated as: Room 3316 comprised of 621 SF and Room 3321 comprised of 187 SF.